EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Post-Effective Amendment (PEA) No. 2 to Registration Statement (RS) No. 333-41684 for Morgan Stanley Charter MSFCM L.P. (formerly, Morgan Stanley Dean Witter Charter DWFCM L.P.) ("Charter MSFCM"), PEA No. 4 to RS No. 333-91563 for Morgan Stanley Charter Graham L.P. (formerly, Morgan Stanley Dean Witter Charter Graham L.P.), PEA No. 4 to RS No. 333-91569 for Morgan Stanley Charter Millburn L.P. (formerly, Morgan Stanley Dean Witter Charter Millburn L.P.), and PEA No. 4 to RS No. 333-91567 for Morgan Stanley Charter Welton L.P. (formerly, Morgan Stanley Dean Witter Charter Welton L.P.) (collectively, the "Partnerships") of our report dated February 16, 2001 relating to the statements of financial condition as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2000 for Charter MSFCM and the period from March 1, 1999 (commencement of operations) to December 31, 2000 for the other above mentioned Partnerships appearing in the December 2001 Supplement to the Prospectus dated October 11, 2000, which is a part of such Registration Statements.

We also consent to the use of our report dated January 12, 2001 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2000 and 1999 and to the reference to us under the heading "Experts" appearing in the December 2001 Supplement to the Prospectus dated October 11, 2000, which is part of such Registration Statements.

/s/ Deloitte & Touche LLP

New York, New York
December 5, 2001